EXHIBIT 21

Subsidiaries of Baxter International Inc.

Subsidiary	Organized under laws of	% owned by immediate parent(1)

Baxter International Inc.	Delaware
Baxter Colorado Holding Inc.	Colorado	100
Baxa Corporation	Colorado	100
Baxter Healthcare Corporation	Delaware	100
Baxter Pharmaceutical Solutions LLC	Delaware	100
BioLife Plasma Services L.P.	Pennsylvania	99	(2)
Baxter Holding Services Company	Delaware	100
Synovis Life Technologies, Inc.	Minnesota	100
Baxter World Trade Corporation	Delaware	100
Baxter Corporation	Canada	100
Baxter de Venezuela, C.A.	Venezuela	100
Baxter Export Corporation	Nevada	100
Baxter Global Holdings Inc.	Delaware	100
Baxter Healthcare Pty Ltd	Australia	99.999	(2)
Baxter Healthcare Limited	Taiwan	100
Baxter Holding Mexico, S. de R.L. de C.V.	Mexico	99.999	(2)
Baxter S.A. de C.V.	Mexico	99.99	(2)
Baxter Holdings Limited	Japan	100
Baxter Limited	Japan	100
Baxter Sales and Distribution Corp.	Delaware	100	(3)
Baxter Healthcare Corporation of Puerto Rico	Alaska	100
Baxter Global Holdings II Inc.	Delaware	100
Baxter Holding B.V.	The Netherlands	100
ApaTech Limited	United Kingdom	100
Baxter AG	Switzerland	100
Baxter Argentina S.A.	Argentina	93.08	(2)
Baxter Healthcare (Holdings) Limited	United Kingdom	100
Baxter Healthcare Limited	United Kingdom	100
Baxter (Hellas) EPE	Greece	99.8	(2)
Baxter Healthcare Holding GmbH	Switzerland	100
Baxter Healthcare SA	Switzerland	100
Baxter Healthcare Pharmaceutical Limited	United Kingdom	100
Baxter Pacific Investments Pte Ltd	Singapore	100
Baxter (China) Investment Co., Ltd.	China	100
Baxter Healthcare (Guangzhou) Company Ltd	China	87.5
Baxter Healthcare (Suzhou) Company Ltd.	China	100
Baxter Healthcare (Shanghai) Company Ltd	China	100
Baxter (India) Private Limited	India	99.99	(2)
Baxter Healthcare Trading (Shanghai) Company Ltd.	China	100
Baxter Productos Medicos LTDA	Costa Rica	100
Baxter Trading GmbH	Switzerland	100
Baxter BioScience Manufacturing Sarl	Switzerland	100
Baxter Innovations GmbH	Austria	100
Baxter AG	Austria	100
Baxter Hospitalar Ltda.	Brazil	99.999	(2)
Baxter Incorporated	Republic of Korea	100
Baxter Netherlands Holding B.V.	The Netherlands	100
Baxter S.A.	Belgium	99.97	(2)
Eczacibasi-Baxter Hastane Urunleri Sanayi ve Ticaret A.S.	Turkey	49.999	(4)
Baxter Deutschland Holding GmbH	Germany	94	(2)
Baxter Deutschland GmbH	Germany	100
Baxter Oncology GmbH	Germany	100
Baxter World Trade SPRL	Belgium	99.999	(2)
Baxter World Trade Italy S.R.L.	Italy	100
Baxter S.p.A.	Italy	98.98	(2)
Baxter Manufacturing S.p.A.	Italy	98.98	(2)
Bieffe Medital S.p.A.	Italy	99.46
Bieffe Medital Nederland NV	The Netherlands	100
Sapa Prodotti Plastici Sagl	Switzerland	100
Laboratorios Baxter S.A.	Delaware	100
RTS Worldwide Holdings Inc.	Delaware	100
RTS Americas Inc.	Delaware	100
RTS Colombia Ltda.	Colombia	99.51	(2)
RTS S A S	Colombia	100

Subsidiaries omitted from this list, considered in aggregate as a single subsidiary, would not constitute a significant subsidiary. All subsidiaries set forth herein are reported in the Company’s financial statements through consolidation or under the equity method of accounting.

(1)	Including nominee shares.

(2)	Remaining shares owned by the Company, or other subsidiaries of the Company.

(3)	Of common stock, with preferred stock held by Baxter Healthcare Corporation.

(4)	Baxter’s total ownership in this joint venture is 50%. The remaining .001% is owned by other Baxter entities.